Exhibit 10.13

NANOSTRING TECHNOLOGIES, INC.

WAYNE BURNS EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 8, 2009 (this “Agreement”) by and between NanoString Technologies, Inc., a Delaware corporation (the “Company”), and Wayne Burns (“Executive”).

1. Position.

(a) Title. Executive will serve as the Chief Financial Officer of the Company and, until the Company hires a Chief Executive Officer, acting Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the Employment Term, Executive further agrees that he will devote all of his business time and attention to the business of the Company; the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; he will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, including but not limited to sitting on the Board of Directors of any for-profit corporation without the prior written consent of the Board; and he will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. At-Will Employment. The parties agree that Executive’s employment with the Company is “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of two hundred fifty thousand dollars ($250,000) (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding, and shall be subject to annual review by the Board for any appropriate adjustment.

(b) Chief Executive Officer Bonus. In addition to the Base Salary, if the Company hires a Chief Executive Officer during the Employment Term, the Company shall pay Executive a bonus equal to one (1) month of salary at the Base Salary rate, less applicable withholding (the “CEO Bonus”). The CEO Bonus shall be paid on the first regularly scheduled payroll date following the date of such hiring and shall only be payable with respect to the first Chief Executive Officer hired after the date of this Agreement and not successor Chief Executive Officers, if any.

(c) Bonus. Executive shall be entitled to receive an annual, performance-based, cash bonus of up to 25% of Executive’s Base Salary for each calendar year, which bonus shall be awarded in the Board’s sole discretion, shall be based on Executive’s performance in the prior calendar year against metrics established for such year by the Company, and shall be paid by no later than March 15 following the calendar year to which the bonus corresponds. If Executive is terminated by or leaves the Company prior to the end of a given calendar year, then the Company shall have no obligation to pay a bonus to Executive for such year.

(d) Equity grant. At the first Board meeting following the execution of this Agreement and the Company having received an independent valuation of the Company’s Common Stock in accordance with the provisions of Section 409A of the Internal Revenue Code, the Company shall award Executive an incentive stock option exercisable for a total of one million two hundred fifty thousand (1,250,000) shares of common stock of the Company (the “Stock Option”), with an exercise price that is at least equal to the fair market value of the Company’s Common Stock on the date of grant, a vesting commencement date that is the same as the date on which this agreement is entered into and on such terms and conditions as may be established by the Board in its reasonable discretion pursuant to the Company’s 2004 Stock Option Plan (the “Plan”). In the event that there is a Change in Control (as such term is defined in the Plan), and the Executive is terminated from employment without Cause (as defined below) or resigns for a Good Reason (as defined below) on or within twelve months after the effective date of such Change in Control, then one hundred percent (100%) of the unvested portion of the Stock Option shall vest and become exercisable at the time of his termination from employment. Executive shall be required to execute the Company’s standard form of stock option agreement. For the avoidance of doubt, with respect to the Executive’s prior grant of incentive stock options exercisable for a total of seven hundred fifty thousand shares of common stock of the Company granted on May 25, 2007 (the “Prior Grant”), one hundred percent (100%) of the shares subject to the Prior Grant shall immediately vest and become exercisable upon a Change of Control in accordance with the terms of the Prior Grant, whether or not Executive is terminated in connection with such Change of Control.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s medical plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive shall also be entitled to take paid vacation consistent with the Company’s vacation policy approved by the Board.

5. Severance Benefits.

(a) Involuntary Termination. If Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined below), and Executive signs and does not revoke a standard release of claims with the Company by no later than sixty (60) days after the date of termination, then, subject to Executive’s compliance with Section 8, Executive shall receive severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date such release of claims becomes effective (such payments shall be paid periodically in accordance with the Company’s normal payroll policies).

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive or for Cause by the Company, then (i) all vesting of any unvested stock options or shares of restricted stock held by Executive as of the date of Executive’s termination of employment will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned) and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Termination by Reason of Death or Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 6 below), Executive or Executive’s estate or representative will receive all salary accrued (plus any other amounts payable as determined by the Board in its sole discretion) as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law, Such payments shall be made by the Company periodically in accordance with the Company’s normal payroll policies with respect to each element of such payments.

6. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) a violation of a material written Company policy that is communicated by the Board to Executive and that continues uncured for thirty (30) days, (ii) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (iii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iv) Executive’s gross misconduct, (v) the failure or refusal of Executive to follow the lawful and proper directives of the Board that are within the scope of the Executive’s duties set forth in Section 1 above and that is not corrected within thirty (30) days after written notice from the Board to Executive identifying such failure or refusal or (vi) Executive’s material breach of the PIIA (as defined below) or Section 8(b) hereof.

(b) Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean if (A) there is (1) a material, adverse and permanent change in Executive’s position as set forth in Section 1(a) of this Agreement causing such position to be of materially reduced stature or responsibility (other than changes related to Executive’s termination as the Chief Executive Officer), (2) a reduction of more than five percent (5%) in Executive’s Base Salary then in effect (other than any such reduction applicable to officers of the Company generally), (3) a material reduction by the Company in the kind or level of employee benefits (other than Base Salary) to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package (other than Base Salary) is substantially reduced (other than any such reduction applicable to officers of the Company generally), (4) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice by Executive thereof, or (5) a refusal by Executive, following a request by the Company, to relocate to a facility or location more than forty (40) miles from the Company’s current location, and (B) Executive provides notice to the Company within thirty (30) days after the initial occurrence of the condition or event described above, the Company fails to cure or remedy any such condition or event within the thirty (30) day period following its receipt of the notice, and Executive thereafter elects to terminate his employment voluntarily within thirty (30) days after the expiration of the period for correcting such condition or event; provided, however, that none of the foregoing shall constitute Good Reason to the extent that Executive has agreed in writing to such material change, reduction, breach or refusal, and provided further that any change in Executive’s job function or responsibilities in order to accommodate a disability under the Americans with Disabilities Act, the Family Medical Leave Act or any analogous statute or law shall not constitute a basis for Executive to involuntarily terminate his employment hereunder.

(d) Involuntary Termination. For purposes of this Agreement, an “Involuntary Termination” shall be deemed to occur if: (i) Executive’s employment with the Company is terminated by the Company for any reason other than Cause (and for a reason other than Executive’s death or Disability); or (ii) Executive terminates his employment with the Company for Good Reason.

7. Proprietary Information and Inventions Agreement. Executive acknowledges that he is and will continue to be bound by the terms and conditions of the Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

8. Conditional Nature of Severance Payments.

(a) Non-Solicitation; Non-Competition. Executive agrees and acknowledges that Executive’s right to receive the severance benefits set forth in Section 5 (to the extent Executive is otherwise entitled to such benefits) shall be conditioned upon Executive’s continued compliance with Section 8 (Non-Solicitation) and Section 9 (Non-Competition) of the PIIA and Section 8(b) of this Agreement. Upon any breach of this section, all severance benefits pursuant to this Agreement shall immediately cease including, without limitation, Executive’s right to exercise any stock options on a date that is more than ninety (90) days after the date that Executive’s employment was terminated.

(b) Non-Disparagement. During and after the Employment Term, Executive agrees to refrain from any defamation, libel or slander of the Company and its officers, directors, employees, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, and any tortious interference with the contracts, relationships and prospective economic advantage of any of the foregoing persons and entities.

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the covenants set forth in Section 8 and Section 9 of the PIIA, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenants.

9. Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement to any person, including other employees of the Company; provided, however, that Executive may discuss such terms with members of Executive’s immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

NanoString Technologies, Inc.

530 Fairview Ave. N., Suite 2000

Seattle, WA 98109

Attn: CEO

If to Executive:

to the last residential address known by the Company.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Application of 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, the “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, his promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in the Revised Code of Washington Chapter 7.04 (the “Rules”) and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the Washington Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the PIIA or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or non-disparagement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Washington State Human Rights Commission, Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or any other person. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Integration. This Agreement, any stock option and restricted stock agreements between the Company and Executive and the PIIA represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law. This Agreement will be governed by the laws of the State of Washington, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ Charles Waite

Print Name:	CHARLES WAITE

Title:	CFO

EXECUTIVE:

/s/ Wayne Burns
Wayne Burns

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

NANOSTRING TECHNOLOGIES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(WASHINGTON EMPLOYEES)

In consideration for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued), by NanoString Technologies, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), the Company and I hereby agree as follows:

1. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2. Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly) .use or disclose, both during my employment by or consulting relationship with the Company and after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3. Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4. Assignment of Inventions.

(a) Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b) I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5. Further Assistance: Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

6. Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7. Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8. Solicitation of Employees. Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of one year following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. Further, at any time following termination of my relationship with the Company for any reason, I shall not use any Proprietary Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing any of the Company’s products or services, or solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9. Noncompetition. During the term of my employment or consulting relationship with the Company and for one year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

10. No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11. No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12. Effects of Agreement. This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13. At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14. Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15. Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

[Signature Page Follows]

The undersigned have executed this Proprietary information and Inventions Agreement as of the date set forth below.

NANOSTRING TECHNOLOGIES, INC.	Wayne Burns, an Individual

/s/ H. Perry Fell	/s/ Wayne Burns
Signature	Signature
H. Perry Fell, President & CEO

Dated: 4/11/07	Date: April 10, 2007

SIGNATURE PAGE TO NANOSTRING TECHNOLOGIES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Exhibit A

Nanostring Technologies, Inc.

201 Elliott Ave West, Suite 300

Seattle, WA 98119

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company. I represent that such list is complete.

NONE

2. I propose to bring to my employment or consultancy the following materials and documents of a former employer:

☒  No materials or documents.

☐  See below:

By:	/s/ Wayne Burns
Wayne Burns
[Please Print Name]

NANOSTRING TECHNOLOGIES, INC.

AMENDMENT TO WAYNE BURNS EMPLOYMENT AGREEMENT

This Amendment to Wayne Burns Employment Agreement (this “Amendment”) dated as of February 5, 2010 is by and between NanoString Technologies, Inc., a Delaware corporation (the “Company”) and Wayne Burns (“Executive”). This Amendment amends the NanoString Technologies, Inc. Wayne Burns Employment Agreement dated June 8, 2009 (the “Original Agreement”) by and between the Company and Executive. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Original Agreement.

RECITALS

WHEREAS, the Company and Executive desire to amend the Original Agreement to, among other things, (i) increase the CEO Bonus (as defined in the Original Agreement) payable to Executive pursuant to Section 3(b) of the Original Agreement from one (1) month of salary to two (2) months of salary and (ii) increase the severance benefits payable to Executive following Executive’s Involuntary Termination (as defined in the Original Agreement) from six (6) months Base Salary (as defined in the Original Agreement) then in effect to one (1) year Base Salary then in effect.

NOW THEREFORE, in consideration of the foregoing promises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendment to Section 3(b). Section 3(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Chief Executive Officer Bonus. In addition to the Base Salary, if the Company hires a Chief Executive Officer during the Employment Term, the Company shall pay Executive a bonus equal to two (2) months salary at the Base Salary rate, less applicable withholding (the “CEO Bonus”). The CEO Bonus shall be paid on the first regularly scheduled payroll date following the date of such hiring and shall only be payable with respect to the first Chief Executive Officer hired after the date of this Agreement and not successor Chief Executive Officers, if any.”

2. Amendment to Section 5(a). Section 5(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Involuntary Termination. If Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined below), and Executive signs and does not revoke a standard release of claims with the Company by no later than sixty (60) days after the date of termination, then, subject to Executive’s compliance with Section 8, Executive shall receive severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of one (1) year from the date such release of claims becomes effective (such payments shall be paid periodically in accordance with the Company’s normal payroll policies).”

3. Effect of Amendment. Except as set forth in this Amendment, the provisions of the Original Agreement shall remain unchanged and shall continue in full force and effect.

4. Entire Agreement. This Amendment and the Original Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5. Counterparts; Facsimile. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Washington without regard to conflict of law principles that would result in the application of any law other than the law of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ Nick Galakatos
Name:	Nick Galakatos
Title:	Director

EXECUTIVE:

WAYNE BURNS

/s/ Wayne Burns

NANOSTRING TECHNOLOGIES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Wayne Burns (“Executive”) and NanoString Technologies, Inc. (the “Company,” and together with Executive, the “Parties”) on the dates set forth below.

WHEREAS, the Parties entered into an employment agreement effective June 8, 2009 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement in order to clarify the timing of the severance payment, as set forth below, in accordance with Section VI.B.3 of Internal Revenue Service Notice 2010-6, as amended by Internal Revenue Service Notice 2010-80.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Employment Agreement is hereby amended as follows.

1. Section 409A. Section 13 of the Employment Agreement is hereby amended to insert the following paragraph immediately following the first paragraph thereof:

“Any severance payments or benefits under this Agreement that would be considered “deferred compensation” under Section 409A will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s Separation From Service, of, if later, such time is required by the final paragraph of this Section 13. Except as required by the final paragraph of this Section 13, any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s Separation From Service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.”

2. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

3. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, on the dates set forth below.

NANOSTRING TECHNOLOGIES, INC.		Wayne Burns

/s/ Brad Gray		/s/ Wayne Burns

By:	Brad Gray

Date:	12/26/12	12/26/12